Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 2nd QUARTER 2010 RESULTS;

PROVIDES 3rd QUARTER AND UPDATES FULL YEAR 2010 OUTLOOK

BOCA RATON, FL, August 2, 2010 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2010. Highlights of the results include:

❑	Second quarter over year earlier period:

•	Site leasing revenue growth of 12%

•	Tower Cash Flow growth of 14%

•	Net loss of $83.9 million includes a one-time charge of $48.9 million.

•	Adjusted EBITDA growth of 15%

•	Equity Free Cash Flow Per Share growth of 9%

Operating Results

Total revenues in the second quarter of 2010 were $154.5 million compared to $136.2 million in the year earlier period, an increase of 13.5%. Site leasing revenue of $131.7 million was up 12.3% over the year earlier period. Site leasing Segment Operating Profit (as defined below) of $101.7 million was up 13.3% over the year earlier period. Site leasing contributed 97.3% of the Company’s total Segment Operating Profit in the second quarter of 2010. Site development revenues were $22.8 million in the second quarter of 2010 compared to $18.9 million in the year earlier period, a 20.8% increase. Site development Segment Operating Profit Margin was 12.4% in the second quarter of 2010 compared to 13.2% in the year earlier period.

Tower Cash Flow (as defined below) for the second quarter of 2010 was $103.8 million, a 13.7% increase over the year earlier period. Tower Cash Flow Margin (as defined below) for the second quarter of 2010 was 79.5% compared to 78.9% in the year earlier period.

Net loss for the second quarter of 2010 was $83.9 million compared to $29.4 million in the year earlier period. Net loss attributable to SBA Communications Corporation for the second quarter of 2010 was $83.7 million or $(0.72) per share compared to a net loss attributable to SBA Communications Corporation of $29.4 million or $(0.25) per share in the year earlier period. This increase in net loss was primarily due to a $48.9 million loss on extinguishment of debt associated with the repayment of $938.6 million in principal of our 2006 CMBS Certificates and an increase in cash and non-cash interest expense. Net loss attributable to SBA Communications Corporation for the second quarter of 2010 excluding the impact of the $48.9 million loss on extinguishment of debt was $34.8 million or $(0.30) per share.

Adjusted EBITDA (as defined below) in the second quarter of 2010 was $95.5 million compared to $83.2 million in the year earlier period, an increase of 14.8%. Adjusted EBITDA included approximately $0.9 million of one-time property and sales tax related expense reductions in the second quarter of 2010. Adjusted EBITDA Margin (as defined below) was 62.3% in the second quarter of 2010 compared to 61.8% in the year earlier period.

Net Cash Interest Expense (as defined below) was $37.5 million in the second quarter of 2010 compared to $29.8 million in the year earlier period.

Equity Free Cash Flow (as defined below) for the second quarter of 2010 was $54.2 million compared to $50.9 million in the year earlier period, an increase of 6.4%. Equity Free Cash Flow Per Share was $0.47 for the second quarter of 2010 compared to $0.43 per share in the year earlier period, an increase of 9.3%.

“We produced another quarter of very solid results,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Our customers continue to be busy investing in their wireless networks and we executed well operationally. Our backlog and discussions with our customers confirm our expectation that activity levels will improve through the rest of this year, and stay strong into 2011 and beyond. With our balance sheet goals now achieved, our focus is to maximize growth in equity free cash flow per share through disciplined portfolio growth and opportunistic stock repurchases. We expect to produce materially higher year-over-year growth in equity free cash flow per share in the second half of 2010.”

Investing Activities

As of June 30, 2010, SBA owned 8,588 towers, and managed or leased approximately 5,600 actual or potential additional communication sites. During the second quarter of 2010, SBA purchased 185 towers for approximately $74.4 million in cash (exclusive of any working capital adjustments). SBA also built 24 towers during the second quarter of 2010. In addition, the Company spent $7.8 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the second quarter of 2010 were $97.0 million, consisting of $2.6 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $94.4 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to June 30, 2010, the Company acquired 29 towers and related assets and liabilities from third party sellers. The aggregate consideration paid for the towers and related assets was approximately $12.9 million in cash. The Company has agreed to purchase an additional 298 towers for an aggregate amount of $133.1 million. The Company anticipates that these acquisitions will be consummated by the end of the fourth quarter of 2010.

During the second quarter of 2010, the Company repurchased 2,630,822 shares of its common stock for $88.4 million as part of its $250 million stock repurchase program authorized by the Board of Directors in October 2009. As of June 30, 2010, since the stock repurchase program was authorized, the Company has cumulatively repurchased 2,947,995 shares of its common stock for $98.8 million at an average price of $33.49 per share. The Company will continue to use the stock repurchase program opportunistically based on overall market and business conditions.

Financing Activities and Liquidity

SBA ended the second quarter with $3.1 billion of total debt (recorded on the Company’s balance sheet at a discounted carrying value of $2.8 billion), $0.3 billion of cash and cash equivalents, short-term investments and short-term restricted cash and $2.8 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios (as defined below) were 7.3x and 2.5x, respectively.

On April 16, 2010, the Company, through SBA Tower Trust, issued $1.23 billion of Secured Tower Revenue Securities of which $680.0 million have an anticipated repayment date of April 16, 2015 and a final maturity date of April 16, 2040 and $550.0 million have an anticipated repayment date of April 16, 2017 and a final maturity date of April 16, 2042 (collectively, the “2010 Tower Securities”). The weighted average annual fixed coupon interest rate of the 2010 Tower Securities is 4.6%, payable monthly. Net proceeds from the 2010 Tower Securities were approximately $1.21 billion and were used to repay, in full, the outstanding 2006 CMBS Certificates in the amount of $938.6 million and pay the related prepayment consideration plus accrued interest and fees. The remaining net proceeds will be used for general corporate purposes.

Outlook

The Company is providing its third quarter 2010 Outlook and updating its Full Year 2010 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2010 Outlook is based on the following assumptions: (1) 9% organic leasing revenue growth on owned towers; (2) new tower builds in the U.S. and internationally of 120 to 140 towers in 2010 for the Company’s ownership, (3) the acquisition of only those tower assets under contract at the time of this press release, and (4) no additional stock repurchases. The Company (a) may spend additional capital in 2010 on acquiring and building revenue producing assets not yet identified or under contract, and (b) may repurchase more of its common stock, the impact of which is not reflected in the 2010 guidance.

	Quarter ending September 30, 2010			Full Year 2010
	($’s in millions)
Site leasing revenue	$134.0	to	$136.0	$531.0	to	$538.0
Site development revenue	$20.5	to	$22.5	$80.0	to	$90.0
Total revenues	$154.5	to	$158.5	$611.0	to	$628.0
Tower Cash Flow	$105.0	to	$107.0	$416.0	to	$425.0
Adjusted EBITDA	$96.0	to	$98.0	$381.0	to	$390.0
Net cash interest expense (1)	$37.0	to	$38.0	$147.0	to	$151.0
Cash taxes paid	$0.8	to	$1.0	$3.0	to	$4.0
Non-discretionary cash capital expenditures (2)	$2.5	to	$3.5	$9.0	to	$11.0
Equity Free Cash Flow(3)	$53.5	to	$57.7	$215.0	to	$231.0
Discretionary cash capital expenditures (4)	$100.0	to	$110.0	$305.0	to	$325.0

(1)

Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include any impact from the amortization of deferred financing fees or non-cash interest expense.

(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release. Full year 2010 excludes the impact of the investment in DAS provider Extenet Systems, Inc.

Conference Call Information

SBA Communications Corporation will host a conference call on Tuesday, August 3, 2010 at 10:00 A.M. EDT to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, August 3, 2010 at 10:00 A.M. EDT
Dial-in number:	(800) 230-1096
Conference call name:	“SBA Second Quarter Results”
Replay:	August 3, 2010 at 1:00 P.M. through August 17, 2010 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	163362
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer demand and activity for 2010, 2011 and beyond, (ii) the Company’s financial and operational guidance for the third quarter of 2010 and full year 2010, including its ability to drive material growth in equity free cash flow per share through disciplined portfolio growth and opportunistic stock repurchases, and (iii) the Company’s expectations regarding tower new builds and acquisitions and its belief that pending acquisitions will close by the end of the fourth quarter of 2010, . These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2010. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (10) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 120 to 140 towers in 2010. With respect to its expectations regarding the ability to close pending tower acquisitions by the end of 2010, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility or shares of the Company’s Class A common stock to pay the anticipated consideration.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

About SBA

SBA is a leading independent owner and operator of wireless communications infrastructure in North and Central America. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

For additional information about SBA, please contact Mark DeRussy, Director of Finance, at (561) 226-9531 or visit our website at www.sbasite.com.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
Revenues:
Site leasing	$131,739	$117,342	$259,706	$232,820
Site development	22,776	18,853	42,774	38,424

Total revenues	154,515	136,195	302,480	271,244

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	30,004	27,516	59,187	55,082
Cost of site development	19,954	16,356	37,843	33,329
Selling, general and administrative (1)	14,297	13,164	28,814	25,236
Acquisition related expenses	1,405	1,310	3,449	1,747
Depreciation, accretion and amortization	68,831	64,251	136,277	127,904

Total operating expenses	134,491	122,597	265,570	243,298

Operating income	20,024	13,598	36,910	27,946

Other income (expense):
Interest income	175	294	257	583
Interest expense	(37,711)	(30,075)	(74,829)	(56,895)
Non-cash interest expense	(14,780)	(12,541)	(29,647)	(21,392)
Amortization of deferred financing fees	(2,214)	(2,812)	(4,706)	(5,388)
(Loss) gain from extinguishment of debt, net	(48,932)	2,381	(49,044)	8,329
Other expense	(434)	(44)	(115)	(31)

Total other expense	(103,896)	(42,797)	(158,084)	(74,794)

Loss from operations before provision for income taxes	(83,872)	(29,199)	(121,174)	(46,848)
Benefit (provision) for income taxes	18	(229)	(91)	(472)

Net loss	(83,854)	(29,428)	(121,265)	(47,320)
Net loss attributable to noncontrolling interest	155	68	240	68

Net loss attributable to SBA Communications Corporation	$(83,699)	$(29,360)	$(121,025)	$(47,252)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	$(0.72)	$(0.25)	$(1.04)	$(0.40)

Weighted average number of common shares	115,666	117,079	116,388	117,529

(1)

Includes non-cash compensation of $2,734 and $2,278 for the three months ended June 30, 2010 and 2009, respectively and $5,268 and $3,854 for the six months ending June 30, 2010 and 2009, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$227,939	$161,317
Restricted cash	28,084	30,285
Short-term investments	4,222	5,352
Accounts receivable, net of allowance of $345 and $350 in 2010 and 2009, respectively	17,065	19,644
Other current assets	25,789	20,240

Total current assets	303,099	236,838

Property and equipment, net	1,490,542	1,496,938
Intangible assets, net	1,433,110	1,435,591
Other long-term assets	206,938	144,279

Total assets	$3,433,689	$3,313,646

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net	$29,591	$28,648
Accounts payable and accrued expenses	35,340	37,329
Accrued interest	31,980	35,551
Other current liabilities	59,906	57,197

Total current liabilities	156,817	158,725

Long-term liabilities:
Long-term debt, net	2,777,839	2,460,402
Other long-term liabilities	101,209	94,570

Total long-term liabilities	2,879,048	2,554,972

Shareholders’ equity	397,824	599,949

Total liabilities and shareholders’ equity	$3,433,689	$3,313,646

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(83,854)	$(29,428)
Depreciation, accretion, and amortization	68,831	64,251
Non-cash interest expense	14,780	12,541
Loss (gain) from extinguishment of debt, net	48,932	(2,381)
Other non-cash items reflected in the Statements of Operations	5,154	5,114
Accrued interest	7,618	1,014
Other changes in operating assets and liabilities	(744)	7,051

Net cash provided by operating activities	60,717	58,162

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(81,625)	(25,470)
Capital expenditures	(15,337)	(14,071)
Purchase of investments	(2,170)	(3,604)
Sales and maturities of investments	1,510	—
Payment of restricted cash related to tower removal obligations	(691)	(116)
Proceeds from disposition of fixed assets	22	14

Net cash used in investing activities	(98,291)	(43,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of 2010 Tower Securities, net of fees paid	1,212,381	—
Payment on the extinguishment of CMBS Certificates	(977,272)	(20,457)
Payment on the extinguishment of convertible debt	—	(50,506)
Repurchase and retirement of common stock	(88,400)	(50,000)
Proceeds from employee stock purchase/stock option plans	1,928	444
Payment of restricted cash relating to CMBS Certificates	(1,299)	(193)
Proceeds from the issuance of 4.0% convertible senior notes, net of fees paid	—	488,249
Payment on the Senior Credit Facility	—	(234,657)
Purchase of convertible note hedges	—	(160,100)
Proceeds from the issuance of common stock warrants	—	98,491
Payment on the Optasite Credit Facility	—	(1,500)
Payment of financing fees	(73)	(241)
Other	(26)	—

Net cash provided by financing activities	147,239	69,530

NET INCREASE IN CASH AND CASH EQUIVALENTS	109,665	84,445
CASH AND CASH EQUIVALENTS:
Beginning of period	118,274	89,784

End of period	$227,939	$174,229

	For the three months ended June 30, 2010	For the six months ended June 30, 2010
	(in thousands)

SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$10,571	$18,641

Operating tower expenditures:
Tower upgrades/augmentations	2,176	4,100
Maintenance/improvement capital expenditures	2,019	3,692

	4,195	7,792

General corporate expenditures	571	1,065

Total capital expenditures	$15,337	$27,498

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed and non-cash in nature. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended June 30,		For the three months ended June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Segment revenue	$131,739	$117,342	$22,776	$18,853
Segment cost of revenues (excluding depreciation, accretion and amortization):	(30,004)	(27,516)	(19,954)	(16,356)

Segment operating profit	$101,735	$89,826	$2,822	$2,497

Segment operating profit margin	77.2%	76.6%	12.4%	13.2%

Tower Cash Flow and Tower Cash Flow Margin

This press release includes disclosures on our historical results and future outlook for Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash straight-line leasing revenue and non-cash straight-line ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the difference of site leasing revenue minus non-cash straight-line site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with certain covenants under our senior credit facility and senior notes. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended June 30,
	2010	2009
	(in thousands)

Site leasing revenue	$131,739	$117,342
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(30,004)	(27,516)

Site leasing segment operating profit	101,735	89,826
Non-cash straight-line leasing revenue	(1,242)	(1,656)
Non-cash straight-line ground lease expense	3,263	3,107

Tower Cash Flow	$103,756	$91,277

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended June 30,
	2010	2009
	(in thousands)

Site leasing revenue	$131,739	$117,342
Non-cash straight-line leasing revenue	(1,242)	(1,656)

Site leasing revenue minus non-cash straight-line leasing revenue	$130,497	$115,686

Tower Cash Flow	$103,756	$91,277

Tower Cash Flow Margin	79.5%	78.9%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release includes disclosures on our historical results and future outlook for Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as net loss excluding: the impact of net interest expense, provision for taxes, depreciation, accretion and amortization, asset impairment, non-cash compensation, (loss)/gain from extinguishment of debt, net, other income and expense, acquisition related expenses, non-cash straight-line leasing revenue and non-cash straight-line ground lease expense. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the difference of total revenue minus non-cash straight-line leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with certain covenants under our senior credit facility and senior notes. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended June 30,
	2010	2009
	(in thousands)

Net loss	$(83,854)	$(29,428)
Interest income	(175)	(294)
Interest expense(1)	54,705	45,428
Depreciation, accretion, and amortization	68,831	64,251
Provision for taxes(2)	450	502
Loss (gain) from extinguishment of debt	48,932	(2,381)
Acquisition related expenses	1,405	1,310
Non-cash compensation	2,780	2,325
Non-cash straight-line leasing revenue	(1,242)	(1,656)
Non-cash straight-line ground lease expense	3,263	3,107
Other expense	434	44

Adjusted EBITDA	$95,529	$83,208

Annualized Adjusted EBITDA	$382,116	$332,832

(1)	Interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2010 and June 30, 2009, these amounts included $468 and $273, respectively, of franchise taxes reflected on the Statements of Operations in selling, general and administrative expenses.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended June 30,
	2010	2009
	(in thousands)

Total revenues	$154,515	$136,195
Non-cash straight-line leasing revenue	(1,242)	(1,656)

Total revenues minus non-cash straight-line leasing revenue	$153,273	$134,539

Adjusted EBITDA	$95,529	$83,208

Adjusted EBITDA Margin	62.3%	61.8%

Net Debt, Leverage Ratio, and Secured Leverage Ratio

This press release includes disclosures regarding Net Debt, Leverage Ratio and Secured Leverage Ratio. Net Debt is defined as the notional principal amount of outstanding debt minus cash and cash equivalents, short-term investments, and short-term restricted cash. Net Secured Debt is defined as the notional principal amount of outstanding secured debt minus cash and cash equivalents, short-term investments and short-term restricted cash. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. Secured Leverage Ratio is defined as Net Secured Debt divided by Annualized Adjusted EBITDA. We believe that by including the full amount of the notional principal amount due at maturity for purposes of calculating net debt it will provide investors a more complete understanding of our net debt and leverage position. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition, and they are used by our lenders to determine compliance with certain covenants under our senior credit facility and senior notes.

The Debt and Leverage calculations are as follows:

June 30, 2010
(in thousands)

2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000

Total secured debt	1,230,000

0.375% Convertible Senior Notes (carrying value of $29,591)	30,403
1.875% Convertible Senior Notes (carrying value of $447,847)	550,000
4.0% Convertible Senior Notes (carrying value of $355,231)	500,000
2016 Senior Notes (carrying value of $372,744)	375,000
2019 Senior Notes (carrying value of $372,017)	375,000

Total unsecured debt	1,830,403

Total debt	$3,060,403

Leverage Ratio

Total debt	$3,060,403
Less: Cash and cash equivalents, short-term investments and short-term restricted cash	(260,245)

Net Debt	$2,800,158

Divided by:
Annualized Adjusted EBITDA	$382,116

Leverage Ratio	7.3x

Secured Leverage Ratio

Total secured debt	$1,230,000
Less: Cash and cash equivalents, short-term investments and short-term restricted cash	(260,245)

Net Secured Debt	$969,755

Divided by:
Annualized Adjusted EBITDA	$382,116

Secured Leverage Ratio	2.5x

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release includes disclosures on our historical results and our future outlook for Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflect the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The table below sets forth the reconciliation of Equity Free Cash Flow for the three months ended June 30, 2010 and 2009 and the calculation of Equity Free Cash Flow Per Share for such periods. Equity Free Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended June 30,
	2010	2009
	(in thousands)

Adjusted EBITDA	$95,529	$83,208
Net cash interest expense	(37,536)	(29,781)
Non-discretionary cash capital expenditures	(2,590)	(2,207)
Cash taxes paid	(1,221)	(306)

Equity Free Cash Flow	$54,182	$50,914

Weighted average number of common shares	115,666	117,079

Equity Free Cash Flow Per Share	$0.47	$0.43